Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Red Hat, Inc.’s Annual Report on Form 10-K for the year ended February 29, 2012.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Raleigh, North Carolina

September 25, 2012